Registration No. 333-________

As filed with the United States Securities and Exchange Commission on November 12, 2026

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

AMCOR PLC

(Exact name of registrant as specified in its charter)

Jersey	98-1455367
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
83 Tower Road North Warmley, Bristol United Kingdom	BS30 8XP
(Address of Principal Executive Offices)	(Zip Code)

Amcor plc 2026 Omnibus Management Share Plan

(Full title of the plan)

Deborah Rasin
Executive Vice President and General Counsel
Amcor plc
3 Parkway North, Suite 300
Deerfield, IL 60015
(920) 527-7300
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Jessica S. Lochmann
Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202-5304
(414) 291-2400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”) to participants in the Amcor plc 2026 Omnibus Management Share Plan (the “Plan”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents delivered to participants in the Plan covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Amcor plc (the “Registrant”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2026, filed with the Commission on August 14, 2026 (the “Annual Report”).

2.	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2026, filed with the Commission on November 5, 2026.

3.	The Registrant’s Current Report on Form 8-K filed with the Commission on August 14, 2026.

4.	The information specifically incorporated by reference into the Annual Report for the fiscal year ended June 30, 2026 from the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on September 29, 2026;

5.	The description of the Registrant’s ordinary shares, par value $0.05 per share, set forth in Exhibit 4.21 to the Annual Report.

6.	All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold.

A statement contained in any incorporated document shall be modified or superseded for the purposes of this Registration Statement if it is modified or superseded by a document which is also incorporated in this Registration Statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Except as hereinafter set forth, there is no charter provision, bylaw, contract, arrangement or statute under which any director or officer of the Registrant is insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such.

Pursuant to article 11.2 of the Amcor plc Articles of Association, the Registrant must indemnify each director and officer on a full indemnity basis and to the full extent permitted by law.

The Articles of Association of the Registrant provide in relevant part: “The Company must indemnify each Officer on a full indemnity basis and to the full extent permitted by law against all losses, liabilities, costs, charges and expenses (“Liabilities”) incurred by the Officer as a present or former director or officer of the Company or of a related body corporate.” As used in the foregoing sentence, the term “Officer” includes each person who is or has been a director or executive officer of the Registrant and such other officers or former officers of the Registrant or of its related bodies corporate as the Registrant’s board of directors in each case determines.

The relevant provisions of the Companies (Jersey) Law 1991 (as amended) are Article 77 and Article 77A, which provide as follows:

“77          Indemnification of officers and former officers

(1)	Subject to paragraph (2) and any contrary provision in its articles, a company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with any proceedings, any person who –

(a)	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, by reason of the fact that the person is or was an officer of the company; or

(b)	is or was, at the request of the company, serving as an officer of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

(2)	Paragraph (1) does not apply to a person referred to in that paragraph unless the person acted honestly and in good faith and in what they believed to be in the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

(3)	The termination of any proceedings by any judgment, order, settlement or conviction does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the company or that the person had reasonable cause to believe that their conduct was unlawful.

(4)	Expenses, including legal fees, incurred by a person referred to in paragraph (1) in defending any proceedings may be paid by the company in advance of the final disposition of such proceedings upon –

(a)	receipt of an undertaking by or on behalf of the person to repay the amount if it is ultimately determined that the person is not entitled to be indemnified by the company in accordance with paragraph (5); and

(b)	such other terms and conditions, if any, as the company deems appropriate.

(5)	If a person referred to in paragraph (1) has been successful in defence at the final disposition of any proceedings, the company may indemnify the person against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

(6)	The officers or an officer of a company may, subject to any limitation in this Law, enforce a provision in the company’s articles that indemnifies its officers.

(7)	The consent or approval of the officers is not required to vary or extinguish an indemnification provision, but a claim made by an officer under the provision is not affected by any subsequent variation or extinguishment of the provision.

(8)	An indemnity is unenforceable against the company to the extent that it purports to indemnify a person who did not act in accordance with paragraph (2).

(9)	Nothing in this Article deprives a person of any exemption or indemnity to which the person was lawfully entitled in respect of anything done or omitted by the person before the coming into force of this Article (whether before or after its substitution by the Companies (Jersey) Amendment Law 2026).

(10)	In this Article and Article 77A –

“officer”, in relation to a company, includes its secretary;

“proceedings” includes civil, criminal, administrative or investigative proceedings.

77A	Insurance

(1)	A company may purchase and maintain insurance in relation to a person who is or was an officer of the company or who, at the request of the company, is or was serving as an officer of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity.

(2)	Paragraph (1) applies whether or not the company has the power to indemnify the person against the liability under Article 77 (or would have had the power to indemnify the person against the liability under Article 77 before its substitution by the Companies (Jersey) Amendment Law 2026).”

The Registrant maintains an insurance policy for its directors and officers in respect of liabilities arising out of any act, error or omission whilst acting in their capacities as directors or officers of the Registrant or its affiliated companies.

The Registrant has entered into a Deed pursuant to which it has agreed to indemnify its Chief Financial Officer, each secretary of the Registrant and any other of its officers as may be approved from time to time, to the maximum extent permitted under law, from liability in respect of any claim, demand, suit, action, proceeding or cause of action commenced or threatened against such officer and arising out of the conduct of the business of the Registrant or the discharge of the duties of such officer, in its capacity as such, subject to certain limited exceptions.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits, as required by Item 601 of Regulation S-K, are attached or incorporated by reference, as indicated below.

Exhibit Number	Exhibit Description

(4)	Articles of Association of Amcor plc (incorporated by reference to Exhibit 3.1 to Amcor plc’s Current Report on Form 8-K filed on June 13, 2019).

(5)*	Opinion of Ogier (Jersey) LLP.

(10)	Amcor plc 2026 Omnibus Management Share Plan (incorporated by reference to Annex A to Amcor plc’s Definitive Proxy Statement on Schedule 14A filed on September 29, 2026.

(23.1)*	Consent of PricewaterhouseCoopers AG as auditors for the financial statements of Amcor plc.

(23.2)*	Consent of Ogier (Jersey) LLP (included in Exhibit (5)).

(24)*	Powers of Attorney of Directors of Amcor plc (included on the signature page to this Registration Statement).

(107)*	Filing Fee Table.

*Filed herewith

Item 9.	Undertakings.

(c)            The undersigned Registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)            To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bristol, United Kingdom, on November 12, 2026.

AMCOR PLC

By:	/s/ Peter Konieczny
Peter Konieczny
Chief Executive Officer and Director

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Peter Konieczny, Stephen Scherger, Damien Clayton, and Deborah Rasin, and each of them individually, with full power of substitution and resubstitution, his or her true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 12, 2026.

Signature	Title

/s/ Peter Konieczny	Chief Executive Officer (Principal Executive Officer)
Peter Konieczny	and Director

/s/ Stephen Scherger	Executive Vice President and Chief Financial Officer
Stephen Scherger	(Principal Financial Officer)

/s/ Julie Sorrells	Vice President and Corporate Controller
Julie Sorrells	(Principal Accounting Officer)

/s/ Nicholas T. Long	Director and Chairman
Nicholas T. Long

/s/ Stephen E. Sterrett	Director
Stephen E. Sterrett

/s/ Achal Agarwal	Director
Achal Agarwal

/s/ Susan Carter	Director
Susan Carter

/s/ Graham Chipchase	Director
Graham Chipchase

/s/ Jonathan F. Foster	Director
Jonathan F. Foster

/s/ Lucrѐce Foufopoulos-De Ridder	Director
Lucrѐce Foufopoulos-De Ridder

/s/ James T. Glerum, Jr.	Director
James T. Glerum, Jr.

/s/ Jill A. Rahman	Director
Jill A. Rahman

/s/ Deborah Rasin	Authorized Representative in the United States
Deborah Rasin